Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Kellogg Company’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Interests of Named Experts and Counsel” in such Registration Statement.

Battle Creek, Michigan
July 13, 2006